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                                                                    EXHIBIT 99.3

                               LETTER TO CLIENTS

                              COMCAST CORPORATION

                  CONSENT SOLICITATION AND OFFER TO GUARANTEE

     8 7/8% SENIOR DEBENTURES DUE SEPTEMBER 15, 2005 (CUSIP NO. 211177AJ9)
           8.30% SENIOR NOTES DUE MAY 15, 2006 (CUSIP NO. 211177AM2)
        9% SENIOR DEBENTURES DUE SEPTEMBER 1, 2008 (CUSIP NO. 211177AG5) 9.5% SENIOR DEBENTURES DUE AUGUST 1, 2013 (CUSIP NO. 211177AK6)

                                       OF

                          COMCAST MO OF DELAWARE, INC.

To Our Clients:


     Comcast Corporation ("Comcast") and a number of its wholly-owned cable subsidiaries (the "Cable Guarantors") described in the enclosed Prospectus dated February 7, 2003 (the "Prospectus") are offering to fully and unconditionally guarantee the above-listed securities (the "Continental Notes") of Comcast MO of Delaware, Inc. (formerly MediaOne of Delaware, Inc.) ("Continental") in return for your consent to an amendment to the terms of each series of Continental Notes which would change the covenants and events of default applicable to the Continental Notes as described in the Prospectus in order to conform them with those contained in Comcast's public debt securities and allow, among other things, Continental to cross-guarantee Comcast's and the cable subsidiaries' outstanding debt securities. The terms of the consent solicitation, including a full description of the proposed amendment, are set forth in the enclosed Prospectus and related Letter of Consent (the "Letter of Consent," and together with the Prospectus, the "Consent Solicitation").



     We are writing to request instructions as to whether you wish to consent to the amendment described in the Prospectus with respect to any or all of the Continental Notes held by us for your account as of the end of business on February 10, 2003, the record date for the Consent Solicitation, and to agree to the terms and conditions of the Consent Solicitation. We are the holder of record and/or participant in the book-entry transfer facility of Continental Notes held by us for your account. A consent with respect to such Continental Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Consent is furnished to you for your information and cannot be used by you to consent to the amendment of the terms of your Continental Notes held by us for your account. PLEASE NOTE THAT THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2003 UNLESS EXTENDED, SO IT IS IMPORTANT THAT YOU READ THE PROSPECTUS AND LETTER OF CONSENT AND FURNISH US WITH YOUR INSTRUCTIONS AS PROMPTLY AS POSSIBLE.



     We also request that you confirm that we may on your behalf make the representations contained in the Letter of Consent, including that (1) you are not an "affiliate" of Continental, (2) you were the holder of the Continental Notes held by us for your account as of the end of business on February 10, 2003, the record date for the Consent Solicitation, and (3) you have full power and authority to consent to the amendment to the terms of the Continental Notes described in the Prospectus.



     The guarantees will be provided only if consents to the amendment have been validly submitted and not withdrawn by the holders of record as of the end of business on February 10, 2003 of more than 50% of the principal amount of each series of Continental Notes by the expiration date.